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                                                                Exhibit 77Q1(e)

                       Addendum to Management Agreement
                   between Lord Abbett Investment Trust and
                            Lord, Abbett & Co. LLC
                             Dated March 31, 2017

   Lord, Abbett & Co. LLC and Lord Abbett Investment Trust on behalf of its series, Lord Abbett Short Duration Core Bond Fund (the "Fund"), do hereby agree that the annual management fee rate for the Fund stated in paragraph 2 of the Management Agreement dated October 20, 1993 ("the Agreement"), shall be amended as follows:

          0.30% on the first $1 billion of average daily net assets; 0.25% on the next $1 billion of average daily net assets; and 0.20% on the Fund's average daily net assets over $2 billion.

   For purposes of Section 15 (a) of the Investment Company Act of 1940, as amended, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.

                                     LORD, ABBETT & CO. LLC

                                     By:  /s/ Lawrence H. Kaplan
                                          --------------------------------------
                                          Lawrence H. Kaplan
                                          Member and General Counsel

                                     LORD ABBETT INVESTMENT TRUST

                                     By:  /s/ Brooke A. Fapohunda
                                          --------------------------------------
                                          Brooke A. Fapohunda
                                          Vice President and Assistant Secretary

Dated: March 31, 2017